United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2022

CADRE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40698	38-3873146
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification Number)

13386 International Pkwy	32218
Jacksonville, Florida	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: (904) 741-5400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $.0001	CDRE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On May 3, 2022, Safariland, LLC (“Safariland”), a Delaware limited liability company and wholly owned subsidiary of Cadre Holdings, Inc. (the “Company”), entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Cyalume Technologies Holdings, Inc., a Delaware corporation (“Seller”), to acquire each of Cyalume Technologies, Inc., a Delaware corporation (“Cyalume”), CT SAS Holdings, Inc., a Delaware corporation (“CT SAS”), and Cyalume Technologies SAS, a French simplified stock corporation and a wholly-owned subsidiary of CT SAS (“Cyalume SAS” and, together with Cyalume and CT SAS, the “Group Companies”). The Group Companies are engaged in the design and manufacture of proprietary chemical illumination solutions for a diverse range of products, including light sticks, infrared products, safety markings and non-pyrophoric training ammunition.

Pursuant to the terms of the Purchase Agreement by and between Safariland and Seller, Safariland agreed to acquire the Group Companies (the “Acquisition”) for an aggregate purchase price of $35,000,000 in cash, subject to customary working capital adjustments in accordance with the terms of the Purchase Agreement.

The Purchase Agreement includes customary (i) representations and warranties of the parties, (ii) covenants, including covenants with respect to actions to be taken prior to the closing, and (iii) post-closing indemnities. Safariland has obtained a representation and warranty insurance policy that will provide coverage for certain losses incurred as a result of breaches of certain specified representations and warranties of Seller contained in the Purchase Agreement, provided that the recovery under such policy is subject to a retention amount, exclusions, policy limits and certain other terms and conditions, all as more fully described in the Purchase Agreement.

The obligations of the parties to consummate the Acquisition are subject to satisfaction or waiver of customary closing conditions, including (i) the absence of any law, order or other legal restriction restraining or prohibiting the transactions contemplated by the Purchase Agreement, (ii) the absence of any proceeding that would restrain or prohibit the transactions contemplated by the Purchase Agreement, (iii) the accuracy of the representations and warranties of the parties to the Purchase Agreement (subject to customary materiality qualifications), (iv) the absence of any material adverse effect (as defined in the Purchase Agreement) with respect to business of the Group Companies taken as a whole, (v) the delivery of various documents by Safariland and the Seller, and (vi) other customary closing conditions.

The Purchase Agreement also contains certain rights to terminate the Purchase Agreement prior to the closing, including (a) by mutual consent of the parties and (b) by either party if (i) a governmental entity or other organization takes final, non-appealable action prohibiting the Acquisition or enacts any law that makes consummation of the closing illegal or otherwise prohibited, (ii) the other party materially breaches the Purchase Agreement (under certain circumstances and after a cure period) or (iii) the Closing has not occurred on or before July 1, 2022.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is included as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The Purchase Agreement included as an exhibit is intended to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or the Group Companies or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to that agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to that agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or the Group Companies or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 4, 2022, the Company through Safariland, acquired 100% of the issued and outstanding capital stock of the Group Companies pursuant to the Purchase Agreement, for an aggregate purchase price of $35,000,000 in cash, subject to customary working capital adjustments in accordance with the terms of the Purchase Agreement.

The disclosure set forth in Item 1.01 of this Report with respect to the Purchase Agreement is incorporated by reference into this Item 2.01.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
2.1	Stock Purchase Agreement dated May 3, 2022, by and between Safariland, LLC and Cyalume Technologies Holdings, Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:    May 5, 2022

CADRE HOLDINGS, INC.

By:	/s/ Blaine Browers
Name:	Blaine Browers
Title:	Chief Financial Officer